Exhibit 99.1

Golden Phoenix Files Lawsuit Against Waterton Global Value L.P., Scorpio Gold Corp. and Scorpio Gold (U.S.) for 13 Separate Causes of Action Relating to the Mineral Ridge Gold Project, Nevada

LAS VEGAS, NV, APRIL 04, 2012 – Golden Phoenix Minerals, Inc., a Nevada corporation (the “Company” or “Golden Phoenix”) (OTC Bulletin Board: GPXM), as plaintiff; through its counsel, Bowen Hall Ohlson & Osborne, and Mineral Ridge Gold, LLC, a Nevada limited liability company (as a derivative plaintiff in the matter), has filed suit in the Second Judicial Court of Nevada in and for the County of Washoe, against Waterton Global Value, L.P., a Canadian limited partnership, Scorpio Gold Corp., a British Columbia corporation, and parent company of Scorpio Gold (US) Corporation, a Nevada corporation (collectively, “Scorpio”) or collectively (the “Defendants”).

The lawsuit alleges 13 separate causes of action relating to the Mineral Ridge Gold Project in Nevada. Golden Phoenix maintains a thirty percent (30%) interest in the Mineral Ridge Gold Project via its membership interest in Mineral Ridge Gold LLC, the joint venture entity that owns and operates the Mineral Ridge property with Scorpio.

Golden Phoenix intends to defend and assert any and all rights it has available to the full extent under applicable law for the benefit of its shareholders and will continue to publicly disclose material developments with respect to this matter.

Please visit the Golden Phoenix website: http://goldenphoenix.us

About Golden Phoenix:  Golden Phoenix Minerals, Inc. is a Nevada-based mining company whose focus is Royalty Mining in the Americas. Golden Phoenix is committed to delivering shareholder value by identifying, acquiring, developing and joint venturing gold, silver and strategic metal deposits throughout North, South and Central America. Golden Phoenix owns, has an interest in, or has entered into agreements with respect to mineral properties located in the United States, Canada, Panama and Peru including its 30% interest in the Mineral Ridge gold project near Silver Peak, Nevada, and its 15% interest in Golden Phoenix Panama, S.A., the joint venture entity that owns and operates the Concessions constituting the Santa Rosa gold mine.

Forward Looking Statements:  Information contained herein regarding optimism related to the business, expanding exploration, development activities and other such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created thereby. While Golden Phoenix believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products, domestic and international business and economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

For More Information Contact:
Robert Ian, Director of Corporate Communications
(702) 589-7560
investor@goldenphoenix.us